MUNIHOLDINGS CALIFORNIA INSURED FUND, INC.

FILE # 811-8573

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/11/2005	San Francisco Bay Area Rapid Transit 5% 7/1/30	352,095,000	13,100,000	Morgan Stanley Citigroup Bear Stearns Goldman Sachs Merrill Lynch Backstrom McCarley Berry Jackson Sec Loop Capital Siebert Brandford Shank
12/15/2005	Los Angeles Dept of Water and Power 5.00% 7/1/35	616,895,000	2,600,000	Goldman Sachs JP Morgan Merrill Lynch E.J. DeLa Rosa Lehman Brothers Siebert Brandford